                           SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[_]  Preliminary Information Statement      [_]  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14c-5(d)(2))
[X]  Definitive Information Statement

                              Pacific Enterprises
--------------------------------------------------------------------------------
                 (Name of Registrant As Specified In Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     --------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     --------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     --------------------------------------------------------------------------


     (5) Total fee paid:

     --------------------------------------------------------------------------


[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     --------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     --------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

     --------------------------------------------------------------------------


Notes:

                              PACIFIC ENTERPRISES

                               ----------------

                                   NOTICE OF

                        ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

  The Annual Meeting of Shareholders of Pacific Enterprises will be held on May 10, 2001 at 10:00 a.m. at the offices of Sempra Energy, 101 Ash Street, San Diego, California, for the following purposes:

  (1) To elect directors for the ensuing year.

  (2) To transact any other business that may properly come before the meeting.

  Shareholders of record at the close of business on March 22, 2001 are entitled to notice of and to vote at the Annual Meeting.

  The Annual Meeting is a business-only meeting. It will not include any presentations by management.

  Only shareholders of Pacific Enterprises may attend the Annual Meeting. Shareholders who own shares registered in their names will be admitted to the meeting upon verification of record share ownership. Shareholders who own shares through banks, brokerage firms, nominees or other account custodians must present proof of beneficial share ownership (such as a brokerage account statement) to be admitted.

                                          By Order of the Board of Directors

San Diego, California
March 22, 2001

                              PACIFIC ENTERPRISES

                               ----------------

                             INFORMATION STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

  Pacific Enterprises is providing this Information Statement in connection with its Annual Meeting of Shareholders being held on May 10, 2001. It is being mailed to shareholders commencing April 5, 2001.

                              PACIFIC ENTERPRISES

  Pacific Enterprises is the parent corporation of Southern California Gas Company, a public utility supplying natural gas throughout most of Southern and portions of Central California. The Gas Company is the nation's largest natural gas distribution utility.

  On June 26, 1998, Pacific Enterprises and Enova Corporation (the parent corporation of San Diego Gas & Electric Company) completed a business combination in which the two companies became separate subsidiaries of Sempra Energy, a newly formed holding company. In the combination, Pacific Enterprises Common Stock and Enova Corporation Common Stock were converted into Sempra Energy Common Stock. Pacific Enterprises Preferred Stock was unaffected by the business combination and remains outstanding.

  Pacific Enterprises' principal executive offices are located at 101 Ash Street, San Diego, California. Its telephone number is (619) 696-2034.

                     OUTSTANDING SHARES AND VOTING RIGHTS

  Shareholders who are present at the Annual Meeting will be entitled to one vote for each Pacific Enterprises share which they held of record at the close of business on March 22, 2001. At that date, the outstanding shares consisted of 83,917,664 shares of Common Stock, all of which is owned by Sempra Energy, and 800,253 shares of Preferred Stock, all of which is publicly held. The shares owned by Sempra Energy represent over 99% of the outstanding shares.

  In electing directors, each share is entitled to one vote for each of the twelve director positions but cumulative voting is not permitted.

                           GOVERNANCE OF THE COMPANY

Board of Directors

  The business and affairs of Pacific Enterprises are managed under the direction of its Board of Directors in accordance with the California General Corporation Law as implemented by the Company's Articles of Incorporation and By-laws. Members of the board are kept informed through various reports routinely sent to them as well as by strategic, operating and financial presentations made at board and committee meetings by officers and others.

  Shareholders who wish to suggest qualified candidates for consideration by the Corporate Governance Committee as directors of Pacific Enterprises should write to: Corporate Secretary, Pacific Enterprises, 101 Ash Street, San Diego, California, 92101-3017, stating in detail the qualifications of the suggested candidates.

  During 2000, the Board of Directors held eleven meetings. The standing committees listed below assisted the board in carrying out its duties.

Committees Of the Board

     Audit             Compensation      Corporate Governance        Executive               Finance           Public Policy
     -----        ---------------------- --------------------- --------------------- ----------------------- ------------------
Richard A.        Richard J. Stegemeier, Hyla H. Bertea,       Stephen L. Baum,      Daniel W. Derbes,       Herbert L. Carter,
 Collato,          Chair                  Chair                 Chair                 Chair                   Chair
 Chair

Ann L. Burr       Hyla H. Bertea         Ann L. Burr           Herbert L. Carter     Richard A. Collato      Stephen L. Baum

Daniel W. Derbes  Ralph R. Ocampo        Richard J. Stegemeier Daniel W. Derbes      Wilford D. Godbold, Jr. William D. Jones

Wilford D.        Thomas C. Stickel      Diana L. Walker       Richard J. Stegemeier William D. Jones        Ralph R. Ocampo
 Godbold, Jr.

William G. Ouchi                                               Thomas C. Stickel     Diana L. Walker         William G. Ouchi

 Audit Committee

  The Audit Committee met six times in 2000. Its duties and responsibilities include:

  . Assisting the Board of Directors in fulfilling its oversight responsibilities for management's conduct of the financial reporting processes.

  .  Recommending to the board the selection of independent auditors.

  The charter of the Audit Committee is attached as the appendix to this Proxy Statement.

 Compensation Committee

  The Compensation Committee met six times in 2000. Its duties and responsibilities include:

  . Establishing overall strategy with respect to compensation for directors and senior officers.

  . Evaluating the performance of the Chairman and Chief Executive Officer for compensation purposes.

  . Reviewing and approving individual salary adjustments and awards under incentive plans for senior officers.

  .  Overseeing executive succession plans.

 Corporate Governance Committee

  The Corporate Governance Committee met three times in 2000. Its duties and responsibilities include:

  .  Reviewing and recommending nominees for election as directors.

  .  Assessing the performance of the Board of Directors.

  .  Developing guidelines for board composition.

  . Reviewing and administering the Company's Corporate Governance Guidelines and considering other issues relating to corporate governance.

 Executive Committee

  The Executive Committee did not meet in 2000. The committee meets on call by the Chairman of the Board during the intervals between board meetings and, subject to some limitations, has all the authority of the board.

 Finance Committee

  The Finance Committee met five times in 2000. Its duties and responsibilities include:

  . Reviewing long term and short term financial requirements and financing plans.

  . Reviewing trading operations, financial guarantees and derivatives positions and exposure.

  .  Reviewing pension plan investment results and insurance coverages.

 Public Policy Committee

  The Public Policy Committee met twice in 2000. Its duties and responsibilities include:

  . Reviewing public policy issues affecting the Company, including ethnic, social and political trends.

  . Reviewing employment and contracting policies, consumer issues and community relations.

  .  Reviewing charitable and political contributions and programs.

Directors' Compensation

  All of the directors of Pacific Enterprises are also directors or officers of Sempra Energy. They are not separately compensated for services as directors of Pacific Enterprises.

  Directors of Sempra Energy who are not also employees receive the following retainer and fees for services as directors of Sempra Energy and its subsidiaries:

     Annual retainer................................................... $35,000
     Attendance fee for each Board meeting............................. $ 1,000
     Attendance fee for each Committee meeting......................... $ 1,000
     Additional meeting fee for each Committee meeting chaired......... $ 1,000

  Each director must elect to receive an annual minimum of $9,000 of his or her director's fees in shares of Sempra Energy Common Stock or to defer that amount into phantom shares of Sempra Energy Common Stock. Directors also may elect to receive the balance of their fees in shares of Sempra Energy Common Stock instead of cash or to defer the balance into an interest-bearing account, a phantom investment fund, or phantom shares of Sempra Energy Common Stock.

  Upon becoming a director, each non-employee director of Sempra Energy is granted a ten-year option to purchase 15,000 shares of Sempra Energy Common Stock. At each annual meeting of Sempra Energy (other than the annual meeting that coincides with or first follows the director's election to the board) each non-employee director who continues to serve as a director is granted an additional ten-year option for 5,000 shares. Each option is granted at an option exercise price equal to the fair market value of the option shares at the date the option is granted and becomes fully exercisable commencing with the first annual meeting of Sempra Energy following the date of the grant or the director's earlier death, disability, retirement or involuntary termination of board service other than for cause.

  Non-employee directors of Sempra Energy who were directors of Pacific Enterprises or Enova Corporation at the time of the business combination of the two companies (currently all of the non-employee directors) continue to accrue retirement benefits (subject to certain maximum years of service credit) for service as non-employee directors of Sempra Energy. Benefits commence upon the later of retirement as a director or attaining age 65 and continue for a maximum period equal to the director's combined years of service as a director of Sempra Energy and Pacific Enterprises or Enova Corporation. The annual benefit is the sum of Sempra Energy's then current annual retainer and ten times the then current board meeting fee.

                             INDEPENDENT AUDITORS

  Representatives of Deloitte & Touche LLP, independent auditors for Pacific Enterprises, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

Audit Fees

  Fees of Deloitte & Touche LLP for the audit of Pacific Enterprises' 2000 financial statements were $436,900.

All Other Fees

  Fees of Deloitte & Touche LLP for all other services provided to Pacific Enterprises and its subsidiaries for 2000 were $15,694. The Audit Committee of the Board of Directors has considered whether the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

                            AUDIT COMMITTEE REPORT

  In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its oversight responsibilities for management's conduct of the Company's financial reporting processes. The Committee consists of five independent directors.

  The Audit Committee reviewed the audited financial statements of Pacific Enterprises for the year ended December 31, 2000 with management and Deloitte & Touche LLP, Pacific Enterprises' independent auditors.

  The Audit Committee has discussed and reviewed with Deloitte & Touche LLP all the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). It has also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP their independence.

  Based on this review and discussions, the Audit Committee recommended to the Board of Directors that Pacific Enterprises' audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE

                                          Richard A. Collato, Chair
                                          Ann L. Burr
                                          Daniel W. Derbes
                                          Wilford D. Godbold, Jr.
                                          William G. Ouchi

                                          March 6, 2001

                                SHARE OWNERSHIP

  All of the outstanding Pacific Enterprises Common Stock is owned by Sempra Energy and none of Pacific Enterprises' directors or executive officers owns any Pacific Enterprises Preferred Stock. The following table sets forth the number of shares of Sempra Energy Common Stock beneficially owned at February 15, 2000 by each director, by each of the current executive officers of Pacific Enterprises named in the executive compensation tables of this Information Statement and by all directors and executive officers of Pacific Enterprises as a group. These shares, in the aggregate, represent less than 1% of Sempra Energy's outstanding shares.

                          Sempra Energy Common Stock

                                                  Shares
                                      Current   Subject To
                                     Beneficial Exercisable  Phantom
Name                                  Holdings   Options(A) Shares(B)   Total
----                                 ---------- ----------- --------- ---------
Frank H. Ault......................    23,042      31,855      1,257     56,154
Stephen L. Baum....................    90,704     328,525    106,579    525,808
Hyla H. Bertea.....................     9,630      25,000      5,256     39,886
Ann L. Burr........................     2,315      25,000        -0-     27,315
Herbert L. Carter..................     1,604      25,000      8,373     34,977
Richard A. Collato.................     4,566      25,000        -0-     29,566
Daniel W. Derbes...................     6,145      25,000        114     31,259
Wilford D. Godbold, Jr. ...........     3,006      25,000      3,195     31,201
William D. Jones...................     2,690      25,000        -0-     27,690
John R. Light......................    19,521     114,660     11,695    145,876
Charles A. McMonagle...............     5,305      23,597        819     29,721
Ralph R. Ocampo....................    14,702      25,000      9,463     49,165
William G. Ouchi...................    10,000      25,000        114     35,114
Neal E. Schmale....................    21,416     159,774     38,230    219,420
Richard J. Stegemeier(C)...........     1,618      25,000        -0-     26,618
Thomas C. Stickel..................     2,059      25,000        114     27,173
Diana L. Walker....................       986      25,000        114     26,100
Directors and Executive Officers as
 a group (17 persons)..............   219,309     958,411    185,323  1,363,043

--------
(A) Shares which may be acquired through the exercise of stock options that are exercisable on or before May 15, 2001.

(B) Represents deferred compensation deemed invested in shares of Sempra Energy Common Stock. These phantom shares cannot be voted or transferred but track the performance of Sempra Energy Common Stock.

(C) Mr. Stegemeier will retire as director before the Annual Meeting and the authorized number of directors will be reduced to twelve to reflect his retirement.

  Share ownership guidelines have been established for directors and officers to further strengthen the link between performance and officer/director compensation. For non-employee directors the guideline is ownership of a number of shares having a market value equal to four times the annual retainer. For officers, the guidelines are:

                                                            Sempra Energy
     Pacific Enterprises Executive Level              Share Ownership Guidelines
     -----------------------------------              --------------------------
     Chief Executive Officer.........................      4 x Base Salary
     President.......................................      4 x Base Salary
     Executive Vice Presidents.......................      3 x Base Salary
     Senior Vice Presidents..........................      2 x Base Salary
     Other Vice Presidents...........................      1 x Base Salary

  In setting the guidelines the board considered then current share ownership levels and the desirability of encouraging further share ownership. The officer guidelines were established in 1998 and the director guidelines in 2000. They are expected to be met or exceeded within five years from adoption. For purposes of the guidelines, shares owned include phantom shares into which compensation is deferred and the vested portion of certain in-the-money stock options as well as shares owned directly or through benefit plans.

  Sempra Energy has approximately 185,000 shareholders. The only person known to Sempra Energy to own more than 5% of its shares is Barclays Trust and Banking Company (Japan) Ltd. (Ebisu Prime Square Tower, 1-1-39 Hiroo, Shibuya-Ku, Tokyo, Japan 150-8402), which on February 14, 2001 reported that it and related entities held 10,326,404 shares of Sempra Energy Common Stock as to which they had sole dispositive power (including 9,456,885 shares as to which they had sole voting power) in trust accounts for the economic benefit of the beneficiaries of those accounts. These shares represent approximately 5% of the outstanding Sempra Energy Common Stock.

  Employee savings and stock ownership plans of Sempra Energy and its subsidiaries held 24,325,246 shares of Sempra Energy Common Stock
(approximately 12% of the outstanding shares) for the benefit of employees at February 15, 2001.

                             ELECTION OF DIRECTORS

  Pacific Enterprises' Board of Directors will consist of twelve directors upon giving effect to the retirement of one director who will retire prior to the Annual Meeting of Shareholders and a corresponding reduction in the authorized number of directors.

  At the Annual Meeting of Shareholders, twelve directors (comprising the entire authorized number of directors) will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The twelve director candidates receiving the greatest number of votes will be elected as directors.

  The names of the Board of Directors' twelve nominees for election as directors and biographical information regarding each nominee are set forth below. Each nominee is a director of Sempra Energy. Unless otherwise noted, each nominee has held his or her principal position or other positions with the same or predecessor organizations for at least the last five years.

[PHOTO OF STEPHEN L. BAUM]
            Stephen L. Baum, 60, is Chairman of the Board, President and Chief Executive Officer of Sempra Energy and Pacific Enterprises. He is a director of Computer Sciences Corporation.

[PHOTO OF HYLA H. BERTEA]
            Hyla H. Bertea, 60, has been a director since 1988. She is a realtor with Prudential California, a real estate sales company. She is a trustee of Lewis & Clark College, a director of Orange County Community Foundation, and a former commissioner of the California Horse Racing Board. For a number of years she has been involved in leadership positions with various other cultural, educational and health organizations in the Orange County and Los Angeles areas. Mrs. Bertea was a co-commissioner of gymnastics and a member of the executive staff for the 1984 Olympics.

[PHOTO OF ANN L. BURR]
            Ann L. Burr, 54, has been a director since 1998. She is an Executive Vice President of Time Warner Cable. She is the former President of Time Warner Communications in Rochester, New York and Time Warner Cable in San Diego. Ms. Burr is a trustee of the Rochester Institute of Technology. She served as Chair of the Board of Directors of the California Cable Television Association and chaired its Telecommunications Policy Committee. She is a former Chair of the Greater San Diego Chamber of Commerce Board of Directors and the founder and former Chair of the Chamber's Business Roundtable for Education and the San Diego Communications Council.

[PHOTO OF HERBERT L. CARTER]
            Herbert L. Carter, DPA, 67, has been a director since 1991. He has served as President of California State University, Dominguez Hills, and Executive Vice Chancellor Emeritus and Trustee Professor of Public Administration of the California State University System. He was President and Chief Executive Officer of United Way of Greater Los Angeles from 1992 until 1995, and Executive Vice Chancellor of the California State University System from 1987 until 1992. Dr. Carter is a director of Golden State Mutual Insurance Company, and has served as a member of the Board of Councilors of the School of Public Administration, University of Southern California and the Board of Regents of Loyola Marymount University.

[PHOTO OF RICHARD A. COLLATO]
            Richard A. Collato, 57, has been a director since 1998. He is President and Chief Executive Officer of the YMCA of San Diego County. He is a former director of Y-Mutual Ltd., a reinsurance company, and The Bank of San Diego. Mr. Collato is a former trustee of Springfield College, and currently is a trustee of the YMCA Retirement Fund and Bauce Foundation, and a director of Micro Vision Optical, Inc. and Project Design Consultants.

[PHOTO OF DANIEL W. DERBES]
            Daniel W. Derbes, 70, has been a director since 1998. He is President of Signal Ventures. From 1985 until 1988, he was President of Allied-Signal International Inc. and Executive Vice President of Allied-Signal Inc., a multi-national advanced technologies company. Mr. Derbes is Chairman of the Board of Directors of WD-40 Company and a trustee of the University of San Diego.

[PHOTO OF WILFORD D. GODBOLD, JR.]
            Wilford D. Godbold, Jr., 62, has been a director since 1990. He is the retired President and Chief Executive Officer of ZERO Corporation, an international manufacturer primarily of enclosures and thermal management equipment for the electronics market. He is a director of Ceradyne, Inc. and K2, Inc., a trustee of the Wellness Community, a past President of the Board of Trustees of Marlborough School and a past Chairman of the Board of Directors of the California Chamber of Commerce and The Employers Group.

[PHOTO OF WILLIAM D. JONES]
            William D. Jones, 45, has been a director since 1998. He is the President and Chief Executive Officer and a director of CityLink Investment Corporation. From 1989 to 1993, he served as General Manager/Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Prior to joining The Prudential, he served as a San Diego City Council member from 1982 to 1987. Mr. Jones is Chairman of the Board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco, and a trustee of the University of San Diego. He is a former director of The Price Real Estate Investment Trust.

[PHOTO OF RALPH R. OCAMPO]
            Ralph R. Ocampo, M.D., F.A.C.S., 69 has been a director since 1998. He is a practicing surgeon, Governor of the American College of Surgeons, past President of the California Medical Association and a Clinical Professor of Surgery at the University of California, San Diego.

[PHOTO OF WILLIAM G. OUCHI]
            William G. Ouchi, Ph.D., 57, has been a director since 1998. He is the Sanford and Betty Sigoloff Professor in Corporate Renewal in the Anderson Graduate School of Management at UCLA. Dr. Ouchi is a director of Allegheny Technologies, EduVoice, FirstFed Financial Corp., and Water-Pik Technologies. He is a trustee of Williams College and a director of KCET Public Service Television.

[PHOTO OF THOMAS C. STICKEL]
            Thomas C. Stickel, 51, has been a director since 1998. He is the Chairman, Chief Executive Officer and founder of University Ventures Network. He is the founder of Americana Partners Capital Group, Inc. He previously was the Chairman, Chief Executive Officer and President of TCS Enterprises, Inc. and the Bank of Southern California, both of which he founded. Mr. Stickel is Chairman of the Board of Onyx Acceptance Corporation, a director of Blue Shield of California and Del Mar Thoroughbred Club and Vice Chairman of the California Chamber of Commerce.

[PHOTO OF DIANA L. WALKER]
            Diana L. Walker, 59, has been a director since 1989. Mrs. Walker is a partner and General Counsel of the law firm of O'Melveny & Myers LLP. She is a former director of United Way of Greater Los Angeles, and Emeritus Governor and former Chair of the Board of Governors of the Institute for Corporate Counsel, a former trustee of Marlborough School and a member of various professional organizations. O'Melveny & Myers LLP provides legal services to Sempra Energy and its subsidiaries.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Pacific Enterprises became a subsidiary of Sempra Energy in connection with a business combination with Enova Corporation that was completed on June 26, 1998. All of its officers are also officers of Sempra Energy. They are compensated by Sempra Energy and are not separately compensated for their services as officers of Pacific Enterprises.

  The Boards of Directors of Pacific Enterprises and Sempra Energy each maintain a Compensation Committee comprised of independent directors. The directors comprising the two committees are identical and the committees typically meet in joint session.

  The Compensation Committees have the responsibility for establishing compensation principles and strategies, as well as designing a compensation program for executive officers. Their responsibilities also include administering a base salary program, executive annual and long term incentive plans, and executive benefit and perquisite programs.

  During 2000, the Compensation Committees conducted a review of the executive compensation programs and policies of Sempra Energy and its subsidiaries that were originally developed in 1998 in connection with the business combination of Pacific Enterprises and Enova Corporation and were designed to assist the companies in realizing the key objective of creating superior shareholder value in a rapidly changing and increasingly competitive business environment. The committees engaged nationally recognized compensation and benefit consultants to assist with this review. The committees, also with the assistance of a nationally recognized compensation firm, also reviewed board compensation during 2000.

Compensation Principles and Strategies

  In developing compensation principles and strategies, the Compensation Committees considered the current and prospective business environment for Sempra Energy and its subsidiaries and took into account numerous factors, including:

  . The rapidly changing and increasingly competitive environment in which Sempra Energy and its subsidiaries operate.

  . The need to retain experienced executives of outstanding ability and to motivate them to achieve superior performance.

  . The need to attract executive talent from broader markets as the utility and energy industries continue to rapidly evolve.

  . The need to strongly link executive compensation to both annual and long term corporate, business unit and individual performance.

  . The need to strongly align the interests of executives with those of shareholders.

  As a result of this review, the Compensation Committees approved the continuation of the compensation program that had been developed in 1998 to meet these objectives and encourage executives to achieve superior shareholder returns. The program includes the following elements.

  . An emphasis on "pay-for-performance" with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

  . An emphasis on stock incentives closely aligning the interests of executives with those of shareholders.

  . An emphasis on total compensation with base salaries generally targeted at or near median general industry levels for comparable sized companies and with annual cash and long term equity incentives providing opportunities to earn total compensation at significantly higher levels for superior corporate, business unit and individual performance.

  . An appropriate balance of short term and long term compensation to retain talented executives, reward effective long term strategic results and encourage share ownership.

  . An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of an executive's total compensation as levels of responsibility increase.

  The Compensation Committees also considered provisions of the Internal Revenue Code limiting to $1 million the annual amount of compensation, other than compensation that qualifies as "qualified performance-based compensation," that publicly held corporations may deduct for federal income tax purposes as compensation expense for each of certain executive officers. The committees consider tax deductibility to be an important factor but only one factor to be considered in evaluating any executive officer compensation program. Accordingly, the committees intend to design programs that will maximize federal income tax deductions for compensation expense to the extent that doing so is consistent with the compensation principles and strategies of Sempra Energy and its subsidiaries. The committees believe, however, that there are circumstances in which the interests of shareholders may be best served by providing compensation that is not fully tax deductible, and may exercise discretion to provide compensation that will not qualify as a tax deductible compensation expense.

Compensation Program

  The primary components of the compensation program of Sempra Energy and its subsidiaries are base salaries, annual cash incentive opportunities and long term equity and equity-based incentive opportunities.

 Base Salaries

  Base salaries for executives are reviewed annually and, in general, are targeted at the median of salaries for general industry companies of similar size to Sempra Energy. This strategy, along with annual and long term incentive opportunities at general industry levels, is intended to allow Sempra Energy and its subsidiaries to retain and attract top quality executive talent. However, the committees will continue to monitor this strategy as the markets for executive talent change. In determining base salary adjustments, the committees also take into account individual performance, executive responsibilities, market characteristics and other factors.

  Survey data for assessing base salaries are based upon companies in the Fortune 1000 and size-adjusted based upon Sempra Energy's revenues using regression analysis. The Compensation Committees believe that the Fortune 1000 appropriately reflects the broad group with which Sempra Energy and its subsidiaries compete to retain and attract highly skilled and talented executives.

  Annual base salaries for executive officers of Sempra Energy and its subsidiaries have been set at the approximate mid-point of these salary data. For 2000, annual base salaries for Richard D. Farman, Chairman and Chief Executive Officer, and Stephen L. Baum, Vice Chairman, President and Chief Operating Officer were initially set at $975,000 and $855,000, respectively. Following Mr. Farman's retirement, Mr. Baum became Chairman, President and Chief Executive Officer and his annual base salary was increased to $975,000.

 Annual Incentives

  Annual cash bonus performance-based incentive opportunities are provided to executive officers through the Sempra Energy Executive Incentive Plan. This plan permits the payment of bonuses based upon the attainment of objective financial performance goals. Bonus opportunities vary with the individual officer's position and prospective contribution to the attainment of these goals and no bonuses are paid unless a threshold performance level is attained for the related performance period. Bonus opportunities increase for performance above the threshold level. Performance at targeted levels is intended to compensate executive officers with bonuses at the mid-point for bonuses for comparable levels of responsibility at Fortune 1000 companies.

  Executive Incentive Plan award levels for 2000 were based on attainment of earnings per share goals with target award levels ranging from 80% of base salary for Messrs. Farman and Baum to 45% of base salary for Vice Presidents, with maximum award levels ranging from 160% to 90% of base salary. Upon his retirement in

September 2000, Mr. Farman received a cash bonus of 80% of base salary ($780,000) based upon targeted performance for the year. Performance for the year was at maximum bonus levels and resulted in a cash bonus of 160% of base salary ($1,560,000) for Mr. Baum, with corresponding lesser amounts for other executive officers.

 Long Term Incentives

  Long term incentive opportunities are provided by equity and equity-based awards under Sempra Energy's Long Term Incentive Plan. The plan permits a wide variety of awards to allow the Compensation Committees to respond to changes in market conditions and compensation practices.

  During 2000, Sempra Energy granted to executives and other employees of Sempra Energy and its subsidiaries non-qualified stock options to purchase Sempra Energy Common Stock. These option grants are described in this Proxy Statement under the caption "Executive Compensation--Stock Options and Stock Appreciation Rights."

Stock Ownership Guidelines

  The Compensation Committees believe that a commitment to increased share ownership by executives of Sempra Energy and its subsidiaries is an important element in aligning the interests of executives with those of shareholders. This belief has influenced the design of compensation plans and, in addition, stock ownership guidelines have been established to further strengthen the link between corporate performance and compensation. These guidelines are discussed under the caption "Share Ownership."

                                          COMPENSATION COMMITTEE

                                          Richard J. Stegemeier, Chair
                                          Hyla H. Bertea
                                          Ralph R. Ocampo
                                          Thomas C. Stickel

                                          March 6, 2001

                            EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

  The table below summarizes, for the periods indicated, the compensation paid or accrued by Sempra Energy and its predecessors and subsidiaries to each of the executive officers of Pacific Enterprises named in the table.

                          Summary Compensation Table

                                                            Long Term Compensation
                                                        ------------------------------
                                    Annual Compensation       Awards         Payouts
                                    ------------------- ------------------ -----------
                                                            Securities        LTIP      All Other
                                     Salary                 Underlying     Payouts ($) Compensation
Name and Principal Position    Year   ($)    Bonus ($)  Options / SARS (#)   (A) (B)     ($) (C)
---------------------------    ---- -------- ---------- ------------------ ----------- ------------
Stephen L. Baum............... 2000 $913,231 $1,560,000      982,500        $174,643    $  234,177
 Chairman, President and       1999 $762,616 $  915,600      297,900        $179,465    $  144,516
 Chief Executive Officer       1998 $681,577 $  891,136      167,900        $247,746    $1,494,258

John R. Light (D)............. 2000 $432,672 $  519,600      136,800        $ 32,618    $  158,383
 Executive Vice President      1999 $415,754 $  374,400       96,700        $ 29,308    $  118,971
 and General Counsel           1998 $292,308 $  431,600       64,220        $ 35,539    $  155,045

Neal E. Schmale............... 2000 $432,912 $  519,600      136,800        $    -0-    $   79,653
 Executive Vice President      1999 $415,754 $  374,400       96,700        $    -0-    $   51,461
 and Chief Financial Officer   1998 $414,731 $  371,600      109,334        $    -0-    $  107,932

Frank H. Ault................. 2000 $227,948 $  205,300       36,100        $ 25,154    $   33,958
 Vice President and Controller 1999 $217,964 $  148,568       28,800        $ 33,079    $   41,399
                               1998 $206,250 $  168,568       16,860        $ 54,407    $  343,070

Charles A. McMonagle.......... 2000 $184,712 $  166,500       29,300        $    -0-    $   24,945
 Vice President and Treasurer  1999 $167,885 $  114,750       19,700        $    -0-    $   19,513
                               1998 $132,009 $   70,344       12,844        $    -0-    $  128,436

Richard D. Farman (E)......... 2000 $670,095 $  780,000      436,200        $    -0-    $  295,179
 Chairman and Chief            1999 $914,307 $1,098,000      301,200        $    -0-    $  199,288
 Executive Officer             1998 $728,718 $1,019,640      274,593        $    -0-    $1,689,295

--------
(A) Long term incentive plan payouts represent the fair market value of shares of restricted stock for which forfeiture and transfer restrictions terminated during the year based upon satisfaction of long term performance goals. No shares of restricted stock were granted in 2000.

(B) The aggregate holdings/value of restricted stock held on December 31, 2000 by the individuals listed in the table are: 32,229 shares/$749,324 for Mr. Baum; 11,551 shares/$268,561 for Mr. Light; 9,956 shares/$231,477 for Mr.
    Schmale; 3,351 shares/$77,911 for Mr. Ault; 1,908 shares/$44,361 for
    Mr. McMonagle and 30,724 shares/$714,333 for Mr. Farman. Regular quarterly dividends are paid on restricted stock held by these individuals.

(C) All other compensation includes amounts paid as (i) interest on deferred compensation above 120% of the applicable federal rate, (ii) life insurance premiums, (iii) financial and estate planning services,
    (iv) contributions to defined benefit plans and related supplemental plans, and (v) car allowances. The respective amounts paid in 2000 were $11,076, $151,269, $8,908, $55,424 and $7,500 for Mr. Baum; $-0-,
    $111,971, $14,000, $25,412 and $7,000 for Mr. Light; $33,891, $1,670,
    $12,880, $24,212 and $7,000 for Mr. Schmale; $2,212, $5,977, $6,274,
    $12,495 and $7,000 for Mr. Ault; $728, $344, $7,330, $9,543 and $7,000 for
    Mr. McMonagle; and $170,339, $56,450, $8,908, $54,367 and $5,115 for Mr.
    Farman.

  Amounts for 1998 also include incentive/retention bonus accruals under agreements entered into in 1997 in connection with the business combination of Pacific Enterprises and Enova Corporation. These amounts are

  $1,328,000 for Mr. Baum, $305,000 for Mr. Ault, $116,700 for Mr. McMonagle, and $1,566,000 for Mr. Farman.

  Amounts for Messrs. Light and Schmale for 1998 also include $150,000 and $100,000, respectively, paid as signing bonuses.

(D) Mr. Light became an executive officer in April 1998.

(E) Mr. Farman retired as Chief Executive Officer in June and as Chairman of the Board in September 2000.

Stock Options and Stock Appreciation Rights

  The following table contains information concerning the grant of stock options during 2000 to the executive officers of Pacific Enterprises named in the Summary Compensation Table. All options are to purchase Sempra Energy Common Stock, were granted at an exercise price of 100% of the fair market value of the option shares on the date of the grant and are for a ten-year term subject to earlier expiration following termination of employment.

                          OPTION / SAR GRANTS IN 2000

                           Number of      % of Total
                             Shares     Options / SARs
                           Underlying     Granted to   Exercise
                         Options / SARs   Employees     Price   Expiration  Grant Date
Name                      Granted (#)      in 2000      ($/Sh)     Date    Present Value
----                     -------------- -------------- -------- ---------- -------------
Stephen L. Baum.........    382,500(A)       8.82%      $19.06    2/8/10    $1,453,500
                            600,000(B)      13.83%      $18.19   6/26/10    $1,872,000

John R. Light...........    136,800(A)       3.15%      $19.06    2/8/10    $  519,840

Neal E. Schmale.........    136,800(A)       3.15%      $19.06    2/8/10    $  519,840

Frank H. Ault...........     36,100(A)       2.49%      $19.06    2/8/10    $  137,800

Charles A. McMonagle....     29,300(A)       2.02%      $19.06    2/8/10    $  111,340

Richard D. Farman.......    436,200(A)      10.05%      $19.06    2/8/10    $1,657,560

--------
(A) Exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of date of grant.

(B) Fully exercisable five years after the date of grant. Exercisability is accelerated if certain price increases for Common Stock are attained.

  The Company used a modified Black-Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Present Value" column. Grant date present value for the options granted at $19.06 was $3.80 based on the following assumptions: share volatility--19.35%; dividend yield--5.26%; risk-free rate of return--6.71%; and outstanding term--10 years. Grant date present value for the options granted at $18.19 was $3.12 based on the following assumptions: share volatility--21.05% dividend yield--5.50%; risk-free rate of return--6.32%; and outstanding term--10 years.

  The following table shows information as to the exercise of options and stock appreciation rights during 2000 and unexercised options and stock appreciation rights held on December 31, 2000 by the executive officers named in the Summary Compensation Table.

                      Option / SAR Exercises and Holdings

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                     Options / SARs at      In-the-Money Options /
                             Shares                    Year-End (#)         SARs at Year-End ($)(A)
                            Acquired     Value   ------------------------- -------------------------
Name                     on Exercise(#) Realized Exercisable Unexercisable Exercisable Unexercisable
----                     -------------- -------- ----------- ------------- ----------- -------------
Stephen L. Baum.........      -0-        $ -0-     158,425     1,289,875   $  167,569   $5,141,925
John R. Light...........      -0-        $ -0-      56,285       241,435   $   54,394   $  736,031
Neal E. Schmale.........      -0-        $ -0-      86,361       256,473   $   54,394   $  736,031
Frank H. Ault...........      -0-        $ -0-      15,630        66,130   $   16,200   $  199,769
Charles A. McMonagle....      -0-        $ -0-      11,347        50,497   $   11,081   $  155,938
Richard D. Farman.......      -0-        $ -0-     702,803       761,050   $3,202,286   $2,334,863

--------
(A) The exercise price of outstanding options ranges from $12.80 to $27.92.

Pension Plans

  The following table shows the estimated single life annual pension annuity benefit provided to the executive officers of Pacific Enterprises named in the Summary Compensation Table under the Sempra Energy Supplemental Executive Retirement Plan (combined with benefits payable under the other pension plans of Pacific Enterprises and its affiliates in which the officers also participate) based on the specified compensation levels and years of credited service and retirement at age 65.

                              PENSION PLAN TABLE
                                   ($000's)

                                         Years of Service
       Pension Plan       ------------------------------------------------------------------
       Compensation        5            10            20             30             40
       ------------       ----         ----         ------         ------         ------
          $  400          $ 80         $160         $  240         $  250         $  260
          $  600          $120         $240         $  360         $  375         $  390
          $  800          $160         $320         $  480         $  500         $  520
          $1,000          $200         $400         $  600         $  625         $  650
          $1,200          $240         $480         $  720         $  750         $  780
          $1,400          $280         $560         $  840         $  875         $  910
          $1,600          $320         $640         $  960         $1,000         $1,040
          $1,800          $360         $720         $1,080         $1,125         $1,170
          $2,000          $400         $800         $1,200         $1,250         $1,300
          $2,200          $440         $880         $1,320         $1,375         $1,430
          $2,400          $480         $960         $1,440         $1,500         $1,560

  Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years of service. Years of service includes service with subsidiaries and number 16 years for Mr. Baum, three years for Mr. Schmale, three years for Mr. Light, 31 years for Mr. Ault, 18 years for Mr. McMonagle and 22 years for Mr. Farman.

  Messrs. Baum, Light and Ault are each entitled to pension benefits at the greater of that provided by Sempra Energy's pension plans or that to which he would have been entitled under the Enova Corporation pension plans (including a supplemental pension plan) had those plans remained in effect. Under the Enova Corporation plans, upon retirement after attaining age 62 and having completed ten years of service, Messrs. Baum and Ault would each be entitled to a monthly pension benefit of 60% of his final pay and Mr. Light to a monthly pension benefit of 50% of his final pay. Final pay is defined as the monthly base pay rate in effect during the month immediately preceding retirement, plus one-twelfth of the average of the highest three years' gross bonus awards. The plans provide for reduced pension benefits for retirement between the ages of 55 and 62 and for between 5 and 10 years of service, and surviving spouse and disability benefits equal to 50% and 100%, respectively, of pension benefits.

Employment and Employment-Related Agreements

 Employment Agreement

  Sempra Energy has an employment agreement with Stephen L. Baum providing for an initial employment term of five years (subject to earlier mandatory retirement at age 65) which commenced on the June 26, 1998 completion of the business combination of Pacific Enterprises and Enova Corporation. The term of the agreement is automatically extended by one year on June 26, 2002 and on each June 26 thereafter unless Mr. Baum or Sempra Energy elects not to extend it.

  The employment agreement provides that Mr. Baum will serve as the Chairman of the Board, President, and Chief Executive Officer of Sempra Energy at an annual base salary of not less than that of his predecessor as Chief Executive Officer. It also provides that he is entitled to participate in (i) annual incentive compensation plans and long term compensation plans and awards providing him with the opportunity to earn on a year-by-year basis, short term and long term compensation at least equal (in terms of target, maximum and minimum awards, expressed as a percentage of annual base salary) to the greater of his opportunities in effect at Enova Corporation prior to the completion of the business combination and the awards granted to his predecessor as Chief Executive Officer and (ii) all retirement and welfare benefit plans applicable to employees or senior executives of Sempra Energy.

  The employment agreement also provides that if Sempra Energy or its subsidiaries terminates Mr. Baum's employment (other than for cause, death or disability) or he terminates his employment for good reason, he will be entitled to receive an amount equal to (i) the sum of his annual base salary and annual incentive compensation (equal to the greater of his target bonus for the year of termination or the average of the three years' highest gross bonus awards in the five years preceding termination) multiplied by the number of years remaining in the term of his agreement but in no event less than two, provided that in the event of termination following a change in control the multiplier will be three; (ii) a pro rata portion of the target amount payable under any annual incentive compensation awards for the year or, if greater, the average of the three years' highest gross bonus awards paid to him in the five years preceding the year of termination; and (iii) certain additional retirement benefits. The additional retirement benefit is the present value of the benefits attributable to additional years of age and service credit (but in no event less than two years) for purposes of the calculation of retirement benefits under the Enova Corporation Supplemental Executive Retirement Plan as if he had remained employed for the remainder of the term of his agreement. The agreement also provides for immediate vesting and exercisability of all equity-based long term incentive compensation awards; pro rata payment of cash-based long term incentive awards at target performance; continued participation in welfare benefit plans for three years; payment of compensation previously deferred; and financial planning and outplacement services. The agreement also provides for a gross-up payment to offset the effects of any excise taxes imposed on him under Section 4999 of the Internal Revenue Code.

  Good reason is defined in the employment agreement to include an adverse change in Mr. Baum's title, authority, duties, responsibilities or reporting lines; a reduction in his base salary or aggregate annualized compensation and benefit opportunities; the relocation of his principal place of employment; and a substantial increase in his business travel obligations. A change in control is defined to include the acquisition by one person or group of 20% or more of the voting power of Sempra Energy's shares; the election of a new majority of the board of Sempra Energy comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in the shareholders of Sempra Energy owning less than 60% of the voting power of Sempra Energy or of the surviving entity or its parent; and shareholder approval of the liquidation or dissolution of Sempra Energy.

 Severance Agreements

  Sempra Energy has a severance agreement with each of Pacific Enterprises' executive officers, other than Mr. Baum for whom severance arrangements are contained in his employment agreement summarized above. The severance agreements provide for the payment of benefits in the event Sempra Energy or its subsidiaries terminates the executive's employment (other than for cause, death or disability) or the executive terminates his or her employment for good reason.

  The benefits payable under the severance agreements include (i) a lump sum cash payment equal to the executive's annual base salary and average annual bonus for the two years prior to termination multiplied, in certain cases depending upon the officer's position, by as much as two; (ii) continuation of health benefits for a period of two years; and (iii) financial planning and outplacement services. In addition, if the termination occurs within two years after a change in control of Sempra Energy, (i) the lump sum cash payment multiple is increased to as much as three; (ii) all equity-based incentive awards immediately vest and become exercisable or payable and all restrictions on the awards immediately lapse; (iii) all deferred compensation is paid out in a lump sum; (iv) a lump sum cash payment is made equal to the present value of the executive's benefits under the Supplemental Executive Retirement Plan calculated as if the executive had attained age 62 (or, if the executive is older than 62, based on the executive's actual age) and applying certain early retirement factors; and (v) continued life, disability, accident and health insurance for three years. The agreements also provide for a gross up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

  Good reason is defined in the severance agreements to include the assignment to the executive of duties materially inconsistent with those appropriate for an executive of Sempra Energy, a material reduction in the executive's overall standing and responsibilities within Sempra Energy and a material reduction in the executive's annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. In addition, following a change in control of Sempra Energy, good reason also includes an adverse change in the executive's title, authority, duties, responsibilities or reporting lines, a 10% or greater reduction in the executive's annualized compensation and benefit opportunities, relocation of the executive's principal place of employment by more than 30 miles, and a substantial increase in business travel obligations. A change in control is defined in the same manner as in Mr. Baum's employment agreement summarized above.

                             SHAREHOLDER PROPOSALS

  Shareholders intending to bring any business before an Annual Meeting of Shareholders of Pacific Enterprises, including nominations of persons for election as directors, must give written notice to the Secretary of Pacific Enterprises of the business to be presented. The notice must be received at Pacific Enterprises' offices within the periods specified and must be accompanied by the information required by the By-laws. A copy of these By-law requirements will be provided upon request in writing to the Secretary of Pacific Enterprises.

  The period for notice of business to be brought by shareholders before the 2001 Annual Meeting of Shareholders has expired. The period for the receipt by Pacific Enterprises of notice of business to be brought by shareholders before the 2002 Annual Meeting of Shareholders will commence on January 10, 2002 and end on March 11, 2002.

                                ANNUAL REPORTS

  Pacific Enterprises' Annual Report to the Securities and Exchange Commission on Form 10-K is being mailed to shareholders together with this Information Statement.

                                                                    Appendix to
                                                          Information Statement

                              Pacific Enterprises

                            Audit Committee Charter

Role

  The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for management's conduct of the Company's financial reporting processes.

Membership and Meetings

The Audit Committee shall be comprised of not less than three members of the Board of Directors. The Committee's composition will meet the requirements of the New York Stock Exchange. Accordingly, the members of the Audit Committee will be directors:

  . None of whom have any relationship to the Company that may interfere with the exercise of independence from management and the Company; and

  . All of whom, as determined by the Board of Directors in its business judgment, are financially literate or will become financially literate within a reasonable period of time after appointment to the Committee and at least one of whom, as so determined by the Board of Directors, has accounting or related financial management expertise.

The Audit Committee will establish its meeting schedule, including executive sessions with management, internal audit staff and the outside auditors.

Responsibilities

  The Company's management is responsible for preparing the Company's financial statements and the outside auditors are responsible for auditing the financial statements. Additionally, the Company's financial management including the internal audit staff, as well as the outside auditors, have more time, knowledge and more detailed information of the Company than does the Audit Committee. Consequently, the Audit Committee's role is one of oversight and it does not provide any expert assurance or certification as to the Company's financial statements or the work of the outside auditors or that of the internal audit staff. However, the outside auditor and the director of internal audit are ultimately accountable to the Board of Directors and the Audit Committee.

  The following functions are the common recurring activities of the Audit Committee in carrying out its oversight function:

  . The Audit Committee will review and discuss with management the audited financial statements.

  . The Audit Committee will discuss with the outside auditors the matters required to be discussed by Statement of Auditing Standards No. 61.

  .  The Audit Committee will:

    -- Annually request from the outside auditors, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board No. 1;

    -- Discuss with the outside auditors any such disclosed relationships and their impact on the outside auditors' independence; and

    -- Recommend that the Board of Directors take appropriate action in response to the outside auditors' report to satisfy itself of the auditors' independence.

  . The Audit Committee will discuss with management, the director of internal audit and the outside auditors the adequacy of the Company's internal controls.

  . The Audit Committee, based on the above review and discussions, will make a recommendation to the Board of Directors as to the inclusion of the Company's audited financial statements in the Company's Annual Report to the Securities and Exchange Commission on Form 10-K.

  . The Audit Committee has the responsibility to evaluate the outside auditor and to recommend to the Board of Directors the retention of and, where appropriate, replacement of the outside auditors.

  . The Audit Committee will review the adequacy of this Charter on an annual basis and recommend any changes believed to be appropriate to the Board of Directors.

As adopted on March 7, 2000


                                      A-2